Exhibit 99.1

For Immediate Release

A.P. Pharma Names Mark S. Gelder, M.D. as Senior Vice President and Chief Medical Officer

REDWOOD CITY, Calif. – December 13, 2012 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today announced the appointment of Mark S. Gelder, M.D. as senior vice president and chief medical officer. The addition of Dr. Gelder to A.P. Pharma’s executive team represents the Company’s continued efforts related to pre-commercialization activities for APF530, the Company’s lead product candidate for the prevention of chemotherapy-induced nausea and vomiting, if approved.

“Mark will play a crucial role as A.P. Pharma’s chief medical officer as the organization continues to prepare for the potential commercialization of APF530,” said John B. Whelan, A.P. Pharma’s president and chief executive officer. “Mark’s medical and pharmaceutical acumen is well suited for the work that A.P. Pharma is doing in cancer supportive care. We welcome him to our executive team and look forward to adding his expertise to our pre-commercialization activities.”

Dr. Gelder, most recently, was the vice president and global head of medical affairs and pharmacovigilance at GE Healthcare Medical Diagnostics. During his tenure, he led the global medical affairs strategy, including preparation and execution of medical launch plans. He was also responsible for global Phase IV and other post-approval commitment studies. Prior to GE Healthcare, Dr. Gelder was the vice president, global medical affairs oncology for Bayer Healthcare Pharmaceuticals, and was responsible for the global medical strategy supporting the launch of Nexavar®, Stivarga®, and Alpharadin® global launch programs. Dr. Gelder was also the global therapeutic area director of oncology at Wyeth, with a focus on the commercial launch of Torisel®. Earlier in his career, Dr. Gelder held roles of increasing responsibility at Pfizer, working on Sutent®, and was also a practicing gynecologic oncologist in both the academic and private sectors. Dr. Gelder received a bachelor’s of science degree from Colgate University, and his doctor of medicine from the University of Virginia’s School of Medicine.

“The impact of chemotherapy-induced nausea and vomiting on patient care is tremendous,” said Dr. Gelder. “Working in oncology, both on the patient care side as well as working in therapeutic research, has been a focus for me throughout my career. I believe that APF530 holds the promise to help address some of the most severe side effects from chemotherapy treatment, which can help patients adhere to their care regimen.”

- more -

A.P. Pharma Names Mark S. Gelder, M.D. as Senior Vice President and Chief Medical Officer	Page 2

About APF530

A.P. Pharma’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV, so this indication represents an area of particular unmet medical need. APF530 contains the 5-HT3 antagonist granisetron formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. This five-day range is designed to cover the delayed phase of CINV, whereas currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for APF530 because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. A.P. Pharma resubmitted its New Drug Application (NDA) for APF530 to the U.S. Food and Drug Administration in September 2012 and has been assigned a Prescription Drug User Fee Act (PDUFA) action date of March 27, 2013. For further information, please visit the Company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, as well as risks relating to capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new

- more -

A.P. Pharma Names Mark S. Gelder, M.D. as Senior Vice President and Chief Medical Officer	Page 3

products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President and Chief Executive Officer

Office Phone: 650-366-2626

###